Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

SciSparc Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value	457(c) and 457(f)(1)	103,691,969	$0.06	(2)	$6,221,518.14	(3)	0.0001476	$918.30
Fees to Be Paid	Equity	Pre-funded Warrants (4)(5)	457(g)	—	—		—		—	—
Fees to Be Paid	Equity	Ordinary Shares, no par value, underlying the Pre-funded Warrants (4)	457(c) and 457(f)(1)	—	—		—		—	—
Fees Previously Paid	—	—	—	—	—		—			—
	Total Offering Amounts						$6,221,518.14		0.0001476	$918.30
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$918.30

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registratio Statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional ordinary shares, no par value (“ordinary shares”) of SciSparc Ltd. (the “Registrant”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(f)(1) promulgated under the Securities Act, based on the average of the high (approximately $0.06) and low (approximately $0.06) prices of the AutoMax Motors Ltd., an Israeli limited company (“AutoMax”) ordinary shares on the Tel Aviv Stock Exchange (“TASE”) has been calculated on the 3.78 NIS = 1 U.S. dollar representative exchange rate published by the Bank of Israel on September 23, 2024 and as converted from New Israeli Shekel to U.S. Dollar.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f)(1) under the Securities Act, based upon the product of (i) $0.06, the average of the high and low sale prices of AutoMax ordinary shares as reported on the TASE on September 23, 2024 and (ii) 103,691,969, the estimated maximum number of shares of AutoMax ordinary shares to be converted pursuant to the proposed merger, as determined in note (2) above.

(4)	The Registrant may issue pre-funded warrants to purchase ordinary shares. The merger agreement, by and between the Registrant and AutoMax, dated April 10, 2024, as amended on August 14, 2024 (the “Merger Agreement”), contains an ownership limitation, stating that no AutoMax shareholder may beneficially own over 9.99% of the Registrant’s ordinary shares. As a result of the Exchange Ratio (as defined in the Merger Agreement), certain AutoMax shareholders would be considered to hold over 9.99% of the Registrant’s share capital following the proposed merger. In lieu of ordinary shares, the aforementioned shareholders AutoMax will receive pre-funded warrants to purchase the ordinary shares. Each such pre-funded warrant will be exercisable for $0.001 per each ordinary share.

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.